Exhibit 5.3

16 February 2005

News Corporation

1211 Avenue of the Americas

New York New York 10036

Dear Sirs

News Holdings Limited and News Australia Holdings Pty Limited - Registration Statement on Form S-4

$750,000,000 5.30% Senior Notes Due 15 December 2014 and $1,000,000,000 6.20% Senior Notes Due 15 December 2034

We have acted as special Australian counsel to News Corporation (as defined below), the ultimate US parent company of the Australian Guarantors (as defined below), in connection with certain matters relating to the Registration Statement (as defined below). This opinion is given as at the date shown above.

1.	Interpretation

In this opinion, unless the context otherwise requires, the following terms shall have the following meanings.

Australian Guarantors means News Holdings and News Australia.

Corporations Act means the Corporations Act 2001 (Cth).

Exchange Securities means the $750,000,000 Senior Notes due 15 December 2014 with an interest rate of 5.30% and the $1,000,000,000 Senior Notes due 15 December 2034 with an interest rate of 6.20% to be issued by News America.

Guarantees means the unconditional guarantees as to payment of principal and interest of the Exchange Securities to be given by the Australian Guarantors pursuant to the Purchase Agreement.

Indenture means the Amended and Restated Indenture dated 24 March 1993 (as supplemented on 20 May 1993, 28 May 1993, 21 July 1993, 20 October 1995, 8 January 1998, 1 March 1999, 14 February 2001, 27 June 2003 and 12 November 2004) relating to the Exchange Securities among News America, News Corporation, the Australian Guarantors and The Bank of New York (acting as trustee).

News America means News America Incorporated, a Delaware corporation, of 1211 Avenue of the Americas, New York, New York, 10036, United States of America.

News Corporation

News Australia means News Australia Holdings Pty Limited (formerly known as Carlholt Pty Limited) (ACN 105 197 028), a company registered in Victoria, of 2 Holt Street, Surry Hills NSW 2010 Australia.

News Corporation means News Corporation, a Delaware corporation, of 1211 Avenue of the Americas, New York, New York, 10036, United States of America.

News Holdings means News Holdings Limited (formerly known as The News Corporation Limited) (ACN 007 910 330), a company registered in South Australia, of 2 Holt Street, Surry Hills NSW 2010 Australia.

Purchase Agreement means the Purchase Agreement dated as of 30 November 2004 between News America, the Australian Guarantors, all other Guarantors named therein and the Initial Purchaser (as defined therein).

Registration Rights Agreement means the Registration Rights Agreement dated as of 3 December 2004 among News America, the Australian Guarantors, all other Guarantors named therein and the Initial Purchaser (as defined therein).

Registration Statement means the registration statement on Form S-4 with respect to the Exchange Securities to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

Relevant Jurisdictions means the States of South Australia and Victoria, and the Commonwealth of Australia.

Resolutions means the resolutions passed on 30 November 2004 by the boards of directors of each Australian Guarantor which, amongst other things, approve the Guarantees.

Subject Laws means the laws of the State of New York and the federal laws of the United States of America.

2.	Documents

In rendering our opinion, we have examined and relied on the following documents (together with such other documents as we have considered necessary to rely on):

(a)	a copy of the certificate of registration on change of name of each Australian Guarantor;

(b)	a copy of the constitution of each Australian Guarantor;

(c)	a certificate dated 14 February 2005 signed by a secretary of the Australian Guarantors stating that, as at that date:

(i)	none of the Australian Guarantors is in liquidation nor is there any resolution to liquidate any Australian Guarantor which is pending or threatened;

(ii)	there have been no amendments to the constitution of News Holdings since 19 November 1997 and no amendments to the constitution of News Australia since 20 June 2003; and

News Corporation

(iii)	there does not exist any judgment, order, injunction or other restraint of any court or governmental authority of any jurisdiction issued or filed that is binding on either Australian Guarantor which restricts or materially interferes with the performance by the relevant Australian Guarantor of its obligations under the Guarantees;

(d)	a certificate dated 15 February 2005 signed by a director of the Australian Guarantors, stating that the giving of the Guarantees:

(i)	will materially benefit each of the relevant Australian Guarantors and will be entered into in good faith for the purposes of their respective businesses; and

(ii)	will not materially prejudice the interests of each of the Australian Guarantors or of their shareholders or the ability of the Australian Guarantors to pay their creditors.

(e)	an emailed copy of the executed Indenture;

(f)	an emailed copy of the executed Registration Rights Agreement;

(g)	an emailed copy of the extract of the minutes of meetings of the boards of the Australian Guarantors at which each of the Resolutions were passed signed by a director; and

(h)	an emailed copy of the executed powers of attorney of each of the Australian Guarantors, in each case authorising the execution of the Exchange Securities and the Guarantees on behalf of the relevant Australian Guarantor (as the case may be).

3.	Assumptions

For the purposes of this opinion, we have assumed the following.

(a)	That insofar as any obligation under the Indenture, the Guarantees or the Exchange Securities is to be performed in any jurisdiction other than a Relevant Jurisdiction, its performance will not be illegal or ineffective by virtue of the law of that jurisdiction.

(b)	That any indenture or Guarantees entered into in connection with the Registration Statement will be:

(i)	valid, binding and enforceable in accordance with their terms under the Subject Laws by each of the parties thereto; and

(ii)	not in breach of the Subject Laws, the State of Delaware or any Relevant Jurisdiction.

(c)	That the Exchange Securities will not be void, voidable or illegal under the Subject Laws, or otherwise in contravention of public policy, of the Subject Laws.

(d)	The authenticity of all signatures and seals and of any stamp duty or marking.

News Corporation

(e)	The accuracy, completeness and conformity to originals of all copy documents (including facsimile copies) submitted to us and that any such document continues in full force and effect.

(f)	That the authorisations contained in the Resolutions have not been and will not be varied or revoked as at the date of this opinion and will continue in full force and effect.

(g)	That each of the Australian Guarantors is, at the time of execution or granting of the Guarantees and will be at the time of issue of the Exchange Securities, able to pay its debts as they fall due.

(h)	That the issue of the Exchange Securities in the manner described in the Registration Statement, the execution of the Guarantees in connection therewith and the transactions contemplated by those documents will materially benefit each of the Australian Guarantors and will be entered into in good faith for the purposes of the businesses of the Australian Guarantors.

4.	Qualifications

Our opinion is subject to the following qualifications.

(a)	We express no opinion as to any laws other than the laws of each Relevant Jurisdiction in force at the date of this opinion.

(b)	Our opinion that an obligation or document is enforceable means that the obligation or document is of a type and form which courts in the Relevant Jurisdictions enforce. It does not mean that the obligation or document can necessarily be enforced in accordance with its terms in all the circumstances. In particular:

(i)	equitable remedies, such as injunction and specific performance, are discretionary; and

(ii)	the enforceability of an obligation, document or security interest may be affected by statutes of limitation, by estoppel and similar principles, by the doctrine of frustration and by laws concerning insolvency, bankruptcy, liquidation, administration, enforcement of security interests or reorganisation or similar laws generally affecting creditors’ or counterparties’ rights or duties.

(c)	We have relied upon:

(i)	searches of public records on file at the Australian Securities and Investment Commission on 15 February 2005 for the Australian Guarantors (and we note that records disclosed by such searches may not be complete or up to date); and

(ii)	the certificates set out in paragraphs 2(c) and 2(d) above.

Insofar as the opinions we express in paragraph 5(c) below are concerned, we have relied solely on the searches and the certificate set out above and have made no other enquiries.

News Corporation

(d)	The courts of a Relevant Jurisdiction will not give effect to the choice of the law of the State of New York in the Guarantees if the choice of such law was not made in good faith, nor will such courts give effect to that choice of law to the extent that:

(i)	any term of the Guarantees, or any provision of the law of the State of New York, is contrary to the public policy of the Relevant Jurisdiction;

(ii)	the availability or enforceability of certain remedies may be governed or affected by the procedural laws of the Relevant Jurisdiction in courts of the Relevant Jurisdiction;

(iii)	the laws of the State of New York will be regarded as matters of fact in proceedings before courts of a Relevant Jurisdiction, to be pleaded and proved to the satisfaction of those courts and to the extent not so pleaded and proved, the courts of a Relevant Jurisdiction will regard the law under their jurisdiction and the law of the State of New York as the same;

(iv)	the courts of a Relevant Jurisdiction would apply the law of that jurisdiction with respect to:

(A)	matters bearing upon the power and authority of the Australian Guarantors to enter into, and perform the obligations under, the applicable Guarantees; and

(B)	compliance with all requirements of governmental approvals, authorisations and consents under the laws, decrees and administrative regulations of the Relevant Jurisdictions.

(e)	A clause providing for the severability of any provision in the Guarantees may not be enforceable in accordance with its terms, as a court of a Relevant Jurisdiction may reserve to itself a decision as to whether any provision is severable.

(f)	Where a party to the Guarantees is vested with discretion or may determine a matter in its opinion, the law of a Relevant Jurisdiction may require that such discretion is exercised reasonably or that such opinion is based upon reasonable grounds.

(g)	We express no opinion as to the enforceability or validity of any term of any indenture or any guarantee not described in the Registration Statement or any obligation of any Australian Guarantor in respect of such term.

(h)	We express no opinion on any matter relating to the Guarantees other than is as expressly set out in paragraph 5 below.

(i)	Except for the opinion set out in paragraph 5 below, we express no opinion in connection with the compliance with laws, regulations or orders, rules or decrees of governmental agencies or authorities of the Registration Statement.

(j)	We have relied on the assumptions specified in s129 of the Corporations Act and note that you may do so unless you knew or suspected that the assumption was incorrect.

News Corporation

(k)	The obligation of a party under the Guarantees to pay interest on overdue amounts at a rate higher than the rate applying before the amount fell due may be held to constitute a penalty and be unenforceable.

(l)	The courts might not give full effect to an indemnity for legal costs or for penalties on taxes.

(m)	We express no opinion as to the provisions of the Guarantees concerning the ranking or the indebtedness created thereby.

5.	Opinion

Based upon and subject to the assumptions and subject to the qualifications and other matters set out above, we are of the following opinion.

(a)	Each Australian Guarantor has been duly incorporated under the laws of the Relevant Jurisdictions.

(b)	Neither of the Australian Guarantors is in liquidation.

(a)	The Guarantees, to the extent that they constitute valid and legally binding obligations of the Australian Guarantors according to the Subject Laws, shall constitute a valid and binding obligation of the Australian Guarantors enforceable against the Australian Guarantors in accordance with its terms.

(b)	Each Australian Guarantor is not entitled to claim for itself or any of its assets or revenues under the laws of any of the Relevant Jurisdictions any general right of immunity or exemption on the grounds of sovereignty or otherwise from suit, execution, attachment or other legal process in respect of its obligations as guarantor under the Guarantees and the Indenture of the type described in the Registration Statement to which it is party.

2.	Consent

In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the use of our name in the Registration Statement and to the filing of this opinion as an Exhibit 5.2 to the Registration Statement.

This opinion is not to be quoted or referred to in any public document other than the Registration Statement, or filed with any other governmental agency (other than the United States Securities and Exchange Commission) or other person without our consent.

In giving our consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Yours faithfully

/s/    Allens Arthur Robinson

Allens Arthur Robinson